UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Behringer Harvard Opportunity REIT I, Inc. (the “Company,” “we,” “our,” or “us”) is providing this additional proxy material to disclose a potential change in our advisor.

The special committee is currently engaged in discussions with the Lightstone Group, Inc. (“Lightstone”), an established sponsor of public non-traded real estate investment trusts similar to the Company, to replace the Company’s external advisor, Behringer Harvard Opportunity Advisors I, LLC, (the “Behringer Advisor”) with an affiliate of Lightstone (the “Lightstone Advisor”).  If a change in advisor occurs, we expect the terms of the advisory agreement with the Lightstone Advisor to be substantially similar to the terms of the advisory agreement currently in effect with the Behringer Advisor.  Further, we expect that during a transition period after the change in advisor, certain personnel of the Behringer Advisor who currently provide services to the Company will continue to provide services.  In addition, we expect Tom Kennedy, the Company’s President, and Lisa Ross, the Company’s Chief Financial Officer, to remain as the Company’s President and Chief Financial Officer, respectively.  As discussions are ongoing, we can provide no assurance that a change in advisor will occur.

Lightstone Value Plus Real Estate Investment Trust III, Inc., a public non-traded REIT sponsored by Lightstone, disclosed the following information about Lightstone in the prospectus for its ongoing initial public offering dated July 1, 2016:

The Lightstone Group, which is majority-owned and controlled by [David] Lichtenstein, we believe, is one of the largest private residential and commercial real estate owners and operators in the United States today. As of March 15, 2016, [Lightstone] directly or indirectly advises or has equity interest in a diversified portfolio of over 100 properties containing approximately 10,285 multifamily units, 0.3 million square feet of office space, 1.5 million square feet of industrial space, 25 hotels and 3.3 million square feet of retail space. These residential, office, industrial, hospitality and retail properties are located in 21 states. [Lightstone] is based in New York, and supported by regional offices in New Jersey and Maryland. [Lightstone] employs approximately 383 staff and professionals. [Lightstone] has experience in the areas of investment selection, underwriting, due diligence, development, portfolio management, asset management, property management, leasing, disposition, finance, accounting and investor relations. In addition, [Lightstone], along with its affiliates, has been one of the largest developers of outlet shopping centers in the United States over the last 10 years, having owned, managed and developed 25 outlet centers totaling more than 8.0 million leasable square feet, and is an active residential developer in New York City.

Regardless of a change in advisor, the board of directors and special committee continue to believe that a liquidation at this time would be more likely to provide our stockholders with a greater return on their investment within a reasonable period of time than they would receive if a different alternative reasonably available was implemented and the board of directors continues to recommend that our stockholders vote FOR the Plan of Liquidation Proposal.

How to Vote

Proxy cards have been mailed to the stockholders, and instructions on how to vote are on the proxy card, including how to vote by Internet, by automated phone system, or by mail.  Representatives are also available by phone to take votes at 1-855-325-6675 from 9 am to 9 pm Eastern Time, Monday — Friday for stockholders who prefer to speak with a live person.

Stockholders who would like to change their vote may do so any time before it is voted by:

•                  providing written notice of such revocation to the Secretary of the Company;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the annual meeting. Attending the annual meeting will not revoke your proxy unless you specifically request it.

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements, including discussion and analysis of the proposed plan of liquidation of the Company and change of advisors and other matters. These forward-looking statements are not historical facts but are the intents, beliefs or current expectations of our management and board of directors based on their knowledge and understanding of our business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 21E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this document. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

ADDITIONAL INFORMATION:

This additional proxy solicitation material is being filed in respect of the proposed Plan of Liquidation. The proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration. In connection with the proposed Plan of Liquidation, the Company has filed a definitive proxy statement with the SEC. Investors are urged to read the definitive proxy statement carefully and in its entirety and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they contain important information about the Plan of Liquidation. The final proxy statement has been mailed to the Company’s stockholders. In addition, the proxy statement and other documents are available free of charge at the SEC’s internet website, www.sec.gov. The proxy statement and other pertinent documents also may be obtained free of charge at www.behringerinvestments.com, or by directing a written request to Behringer Harvard Opportunity REIT I, Inc., Attn: Shareholder Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

The Company, its directors and executive officers, Behringer Harvard Opportunity Advisors I, LLC (the “Advisor”) and its affiliates, and employees of the Advisor may be deemed to be participants in the solicitation of proxies with respect to the Plan of Liquidation. Information regarding the Company’s directors and executive officers and the Advisor is detailed in the proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of the Company’s directors and executive officers and the Advisor in the Plan of Liquidation may be obtained by reading the proxy statement and other relevant documents or materials relating to the proposed transaction.